CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

 Southfield Energy Corporation

 We hereby consent to this inclusion in this Registration Statement on Form S-1/A, of our reports dated April 20, 2009 and December 17, 2009, of Southfield Energy Corporation relating to the financial statements as of December 31, 2008, and December 31, 2007, and the reference to our firm under the caption “Experts” in the Registration Statement.

/s/ M&K CPAS, PLLC

 Houston, Texas

January 15, 2010